Exhibit 99.1
[Farm Credit Services of America Letterhead]
May 14, 2010
Western Iowa Energy, LLC
1220 S. Center Street
Wall Lake, IA 51466

Attn: William J. Horan, Chairman

Re:	Master Loan Agreement dated June 6, 2005 between Farm Credit Service of America, FLCA and Western Iowa Energy, LLC, as amended from time to time
Dear Mr. Horan:
Farm Credit Services of America, FLCA (“FCSA”) acting by and through its agent, CoBank, ACB (“CoBank”) is the owner and holder of the above referenced loan (“Loan”). The Loan is evidenced by certain notes and secured by certain documents, instruments, security agreements and mortgages, as applicable (“Loan Documents”).
FCSA believes, and you may dispute, that certain material adverse circumstances now exist which give rise to your ability to perform your obligations under the Loan and the Loan Documents. As a result, you have discussed with FCSA certain modifications to the Loan and the Loan Documents. FCSA is willing to agree to modify the Loan and Loan Documents but only upon execution of, and in accordance with the terms, covenants, and conditions contained herein.
Accordingly, we mutually agree as follows:
•	The Loan Documents will remain in full force and effect and unmodified except as set forth below.
•	Neither of us shall be deemed to have amended or waived any rights or obligations contained in the Loan Documents.
•	We have not waived any event of default that may now exist, or any event of default which may hereafter arise, under the Loan Documents.
•	You do not admit that an event of default has occurred or is continuing under the Loan Documents and we acknowledge that you have not defaulted in making payment to us.
•	We have made no promise, commitment, or representation, and we have no obligation to modify the terms of the Loan, grant any forbearance, or extend any other financial accommodation.
•	The two of us have no fiduciary, confidential or special relationship.
•	You may not rely on any oral communications including any oral agreement made or purported to be made by us or on our behalf.

•	All discussions which have been conducted heretofore between us with reference to the Loan and which will be conducted hereafter with respect to the Loan are and shall be considered negotiations with reference to the Loan.
•	All discussions, other communications (written or oral) and all drafts of documents and instruments hereafter held, disseminated, written, or produced in connection with the Loan Documents prior to the termination of this agreement by us shall be and remain privileged and shall not be admissible, introduced or proffered as evidence in any legal or other dispute resolution proceeding hereafter to occur between us or in which either of us is a party.
We further agree as follows:
1.	Effective immediately, the Term Revolver shall be reduced from $8,000,000.00 to $6,000,000.00, (the “Term Revolver”).
2.	You have previously prepared and provided to us a budget for three, thirty-day periods ending May 30, 2010, June 30, 2010, and July 30, 2010, respectively (the “Budget”). The Term Revolver shall be funded by us to be used by you solely for the Budget. No funds will be advanced except to be used by you to fund the budget.
3.	Each request by you for an advance under the Term Revolver must be received by us by 10:00 o’clock a.m. Mountain Time. If written notice for an advance is not received prior to 10:00 o’clock a.m. Denver, Colorado time, funding will be made the next business day. Any request for funding shall be in an amount of not less than One Hundred Thousand Dollars ($100, 000.00).
4.	During the term of this Agreement, Section 11(A) Working Capital Covenant level, as described in the May 30, 2007 Amendment to the Master Loan Agreement, shall be reduced from $6,000.000.00 to $4,000,000.00. All other Terms of the Covenant shall remain unchanged.
5.	Contemporaneously with the execution of this letter, you shall execute an Amended Real Estate Mortgage in our favor to include the real property described on Exhibit A.
6.	You acknowledge and agree that there are no defaults by us under any of the Loan Documents and that you currently possess no claim against us, including, but not limited to, setoff, estoppel, waiver, cancellation of instruments, rescission or excuse of performance under the Loan Documents by virtue of our actions or any actions of our agents, representative, servicers, or predecessor-in-interest.
7.	You acknowledge and agree that during the discussions among us leading to the execution of this agreement, and during those which may follow the execution of this agreement, you have been or will be represented by counsel of your own selection and on whom you are relying solely for legal representation and counseling.
This agreement may not be modified or amended except by written instrument signed by us. This agreement constitutes the entire agreement concerning the subject matter hereof and supersedes any prior or contemporaneous oral and written agreements concerning the subject matter hereof, other than the Loan Documents.
The agreements set forth in Paragraph 1 and 2 hereof shall expire and be of no further force and effect on July 31, 2010.

Please indicate your agreement with the terms of this agreement by countersigning in the space below and returning the original agreement to the undersigned.
Sincerely,
/s/ Shane Frahm
Shane Frahm
Vice President
AGREED AND ACCEPTED THIS   14th   DAY OF   May  , 2010

WESTERN IOWA ENERGY, LLC
By:	/s/ William J. Horan
Its:	Chairman

EXHIBIT A—REAL PROPERTY
1.    Legal description of real property to which the Mortgagor has a fee estate.
Parcel 1:
Lot B in the Southeast Quarter of the Southeast Quarter (SE 1/4 SE 1/4), Section Thirteen (13), Township Eighty-six (86) North, Range Thirty-seven (37) West of the 5th P.M., Sac County, Iowa, pursuant to the survey recorded as Instrument No. 050960; AND Lot A in the Northeast Quarter of the Northeast Quarter (NE 1/4 NE 1/4) of Section Twenty-four (24), Township Eighty-six (86) North, Range Thirty-seven (37) West of the 5th P.M., Sac County, Iowa, pursuant to the survey recorded as Instrument No. 050960.
Parcel 2:
All that part of the South Half of the Southeast Quarter (S 1/2 SE 1/4) and the Southeast Quarter of the Southwest Quarter (SE 1/4 SW 1/4) of Section Thirteen (13), Township Eighty-six (86) North, Range Thirty-seven (37) West of the 5th P.M., in Sac County, Iowa, lying South of the right-of-way and extra right-of-way, switch yards and depot grounds of the Chicago Central & Pacific Railroad Company (formerly the Illinois Central Railroad Company), except Lot B of the SE 1/4 SE 1/4 of said Section 13 as described on the plat of survey recorded May 3, 2005, as Instrument No. 050960.
Tax Parcel I.D. 17-WL/811413400011 & 34-WL/811424100010 (as to Parcel 1); WL/811413300005 & WL/811413400008 & WL/811413400009 (as to Parcel 2)
2.    Legal descriptions of real property in which the Mortgagor has a leasehold estate:
None.